ZALICUS

ZALICUS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2012

Continued Pipeline Progress

CAMBRIDGE, Mass. – May 3, 2012 – Zalicus Inc. (NASDAQ: ZLCS) today reported financial results for the first quarter ended March 31, 2012.

“We made tremendous progress advancing our pipeline this quarter and will continue this momentum with further advancement of our product candidates during the remainder of 2012,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “Synavive enrollment is complete and we are on-track to report top-line data results in the third quarter of 2012. Also in the third quarter, Z160, our first in class treatment for neuropathic pain, is poised to enter Phase 2a clinical trials.”

First Quarter 2012 and Recent Accomplishments:

Pipeline Progress:

·	Completed enrollment in the Synavive® Phase 2b SYNERGY trial, with 292 patients enrolled. The SYNERGY clinical trial is designed to evaluate the safety and efficacy of Synavive, a low-dose glucocorticoid with the potential for amplified immuno-inflammatory benefits, in patients with rheumatoid arthritis (RA). Top-line results of the clinical trial are expected to be available in the third quarter of 2012.

·	Advancing Z160, a novel, oral, N-type calcium channel blocker into multiple Phase 2a clinical trials for neuropathic pain indications. Zalicus has selected the most promising formulation for clinical use and is planning to initiate two Phase 2a clinical trials with Z160 for the treatment of neuropathic pain; the first of which is expected to begin enrolling patients in the third quarter of 2012.

·	Continuing to progress Z944 through Phase I clinical development in a study being conducted in the United Kingdom. Z944 is a novel oral T-type calcium channel blocker which has demonstrated efficacy in a number of preclinical inflammatory pain models and other disease models. T-type calcium channels have been recognized as key targets in the therapeutic inhibition of a broad range of cell functions and have been implicated in the frequency and intensity of pain signals. Safety and pharmacokinetic data for single and multiple ascending doses of Z944 are expected by the third quarter of 2012. If Z944 is safe and well tolerated, Zalicus is planning to advance it into Phase 2 clinical development.

Collaborations and Partnered Programs:

·	Extended our alliance with Novartis for an additional contract year, through April 2013, based on the success of the cHTS discovery collaboration up to this point. This is Novartis’ second extension, further validating the value of the cHTS discovery technology to the advancement of novel treatments for cancer.

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·	Sanofi continues to project the potential launch of Prednisporin (FOV1101) in 2015 as one of 18 potential new product launches between 2012 and 2015.

·	Entered into collaboration with Hydra Biosciences to advance development of Zalicus’ preclinical Ion channel modulator product candidates into clinical development for the treatment of pain. This collaboration brings together Zalicus’ portfolio of novel, preclinical Ion channel product candidates with Hydra’s leadership in Ion channel discovery and preclinical drug development. Zalicus’ clinical- stage Ion channel modulators, including Z160 and Z944, are not included in this collaboration.

Scientific Leadership:

·	Published preclinical data in the journal Science Translational Medicine, describing the activity of Z944 to potently suppress seizures. This data reinforces the potential biologic activity of Z944, as it is generally understood that conditions of neuronal hyper-excitability, such as epilepsy and pain, are mechanistically linked.

·	Published preclinical data in the journal Molecular Cancer Therapeutics, in which Zalicus researchers, in collaboration with the Jerome Lipper Multiple Myeloma Center, Dana-Farber Cancer Institute, Harvard Medical School, have discovered that adenosine A2A and beta-2 adrenergic receptor agonists are highly synergistic and selective novel agents that enhance glucocorticoid activity in B-cell malignancies such as multiple myeloma and, importantly, can synergize in combination with current multiple myeloma treatment regimens such as melphalan, lenalidomide, bortezomib and doxorubicin.

·	Contributed to the book Drug Repositioning - Bringing New Life to Shelved Assets and Existing Drugs (Wiley Publications, ISBN: 978-0-470-87827-9, Available May 2012) in which Margaret S. Lee, PhD, Zalicus’ Vice President of Research, authored a chapter on the application of technology platforms to uncover new indications for existing drugs using systematic phenotypic screening for novel synergistic combinations.

·	Published an editorial in a special Targeted Oncology issue of the journal Future Medicinal Chemistry in which Dr. Lee discusses the promise and progress to date of the biopharmaceutical industry to adopt a systematic, high-throughput approach to identify selective and synergistic cancer combination therapies to provide meaningful clinical benefit to cancer patients.

·	Presented on the systematic discovery of novel cancer combination targets and therapeutics at the 3rd annual Cancer Targets and Therapeutics conference in Las Vegas, February 27-28, 2012.

First Quarter 2012 Financial Results (Unaudited):

As of March 31, 2012, we had cash, cash equivalents, restricted cash and short-term investments of approximately $52.5 million compared to $49.7 million on December 31, 2011.

For the quarter ended March 31, 2012, revenue was $2.3 million compared to $1.3 million for the quarter ended March 31, 2011. Zalicus recognized $1.1 million in royalty revenue from Covidien based on Exalgo sales for the quarter ended March 31, 2012. This represented a 33% increase in revenue from Exalgo compared to the fourth quarter of 2011.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

For the quarter ended March 31, 2012, net loss was $13.5 million, or $0.13 per share, compared to a net loss of $10.7 million, or $0.12 per share, in the quarter ended March 31, 2011. Research and development expenses were $10.6 million in the quarter ended March 31, 2012 compared to $7.8 million in the quarter ended March 31, 2011. The $2.8 million increase from the 2011 period to the 2012 period was primarily due to increased clinical development expenses related to Synavive and Z160.

General and administrative expenses were $2.7 million in both the quarter ended March 31, 2012 and March 31, 2011.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective Ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential and the plans for their clinical development, the Zalicus selective Ion channel modulation technology, and related preclinical product candidates, Zalicus’ combination drug discovery technology, cHTS, and its financial condition, results of operations, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to formulation and clinical development of Synavive, Z160 and Z944, the unproven nature of the Zalicus drug discovery technologies, the ability of Covidien and Hydra Biosciences to perform their obligations under their agreements with Zalicus, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus’ annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

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statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts:

Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com

(c) 2012 Zalicus Inc. All rights reserved.

-End-

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands except per share data)
(Unaudited)

	March 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$9,749	$2,750
Restricted cash	—	50
Short-term investments	40,936	45,124
Accounts receivable	2,511	1,886
Prepaid expenses and other current assets	1,831	1,397

Total current assets	55,027	51,207
Property and equipment, net	4,533	5,258
Intangible asset, net	20,573	21,546
Restricted cash and other assets	1,926	1,872

Total assets	$82,059	$79,883

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,687	$1,743
Accrued expenses and other current liabilities	5,727	6,133
Accrued restructuring	841	—
Deferred revenue	3,492	3,349
Current portion of term loan payable	4,983	4,035
Current portion of lease incentive obligation	284	284

Total current liabilities	18,014	15,544
Term loan payable, net of current portion	13,589	15,099
Deferred revenue, net of current portion	3,000	3,000
Deferred rent, net of current portion	568	605
Lease incentive obligation, net of current portion	1,088	1,159
Other long-term liabilities	54	563
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 113,491 and 99,239 shares issued and outstanding at March 31, 2012 and December 31, 2011,
respectively	113	99
Additional paid-in capital	355,857	340,518
Accumulated other comprehensive income (loss)	14	(8)
Accumulated deficit	(310,238)	(296,696)

Stockholders’ equity	45,746	43,913

Total liabilities and stockholders’ equity	$82,059	$79,883

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Zalicus Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,

	2012	2011

Revenue:
Collaborations	$2,221	$1,092
Government contracts and grants	99	179

Total revenue	2,320	1,271

Operating expenses:
Research and development	10,582	7,817
General and administrative	2,663	2,744
Amortization of intangible asset	973	1,285
Restructuring	1,101	—

Total operating expenses	15,319	11,846

Loss from operations	(12,999)	(10,575)
Interest income	41	36
Interest expense	(591)	(105)
Other income (expense)	7	(67)

Net loss before provision for income taxes	(13,542)	(10,711)
Income tax benefit	—	—

Net loss	$(13,542)	$(10,711)

Net loss per share—basic and diluted	$(0.13)	$(0.12)

Weighted average number of common shares used in net loss per share calculation
– basic and diluted	103,790,071	91,973,419

Comprehensive loss	$(13,520)	$(10,697)

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com